SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                Commission File Number            1-9308
                                      -----------------------------

                      Rhodes, Inc. Employees' Savings Plan
                      ------------------------------------
             (Exact name of registrant as specified in its charter)

                            12560 West Creek Parkway
                               Richmond, VA 23238
                                 (804) 784-7300
                            ------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, without par value
                         -------------------------------
            (Title of each class of securities covered by this Form)


                                      None
                              --------------------
         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

 Approximate number of holders of record as of the certification or notice date:
                  (Record Holders)      none
                                  ----------------
                            (Date)  June 30, 1998
                                  ----------------

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)    [x]              Rule 12h-3(b)(1)(ii)   [ ]
       Rule 12g-4(a)(1)(ii)   [ ]              Rule 12h-3(b)(2)(i)    [ ]
       Rule 12g-4(a)(2)(i)    [ ]              Rule 12h-3(b)(2)(ii)   [ ]
       Rule 12g-4(a)(2)(ii)   [ ]              Rule 15d-6             [ ]
       Rule 12h-3(b)(1)(i)    [ ]

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this certification/notice to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Goochland, State of Virginia, on June 30, 1998.


                                          RHODES, INC.


      Date: June 30, 1998                 By: /s/ William J. Dieter
                                             ---------------------------
                                              William J. Dieter
                                              Senior Vice President